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EXHIBIT 11.


                               DMI FURNITURE, INC.

                       CALCULATIONS OF EARNINGS PER SHARE



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

                                         September 2,     August 27,      August 28,
                                            1995            1994            1993
                                           ------          ------          ------
Income before cumulative effect of a
   change in accounting principle         $804,477       $1,101,044       $1,626,943

Cumulative effect of a change in
   accounting for income taxes               -            1,795,000            -

Extraordinary charge                         -              (50,000)           -
                                        -----------      -----------      -----------
Net income
                                          $804,477       $2,846,044       $1,626,943
Average shares of common stock
   and common equivalents outstanding:

   Average common shares outstanding     2,970,026        2,949,548        2,935,010

   Common stock equivalents--
     dilutive options and convertible
     preferred stock                     2,737,806        2,841,687        2,765,650
                                        -----------      -----------      -----------
Average shares of common
   stock and common stock
   equivalents outstanding               5,707,832        5,791,235        5,700,660

Income per share before cumulative
   effect of a change in accounting
   principle                                  $.14             $.19             $.29

Cumulative effect per share of a
   change in accounting for income taxes       -                .31              -

Extraordinary charge                           -               (.01)             -
                                              ----             ----             ----
Earnings per common share                     $.14             $.49             $.29
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